Exhibit 5.1

March 31, 2014

Biocept, Inc.

5810 Nancy Ridge Drive

San Diego, CA 92121

RE:	Registration Statement on Form S-8 for the Registration of 1,419,137 Shares of Common Stock of Biocept, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed on this date by Biocept, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 1,203,571 shares of the Company’s common stock, $.0001 par value (“Common Stock”), reserved for issuance under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), an aggregate of up to 142,415 shares of Common Stock reserved for issuance under the Biocept, Inc. 2007 Equity Incentive Plan (as assumed by the Company, the “2007 Plan”), 63,866 shares of Common Stock reserved for issuance under the two Restricted Stock Unit Grant Notices / Agreements with David F. Hale, dated as of March 10, 2011 (as assumed by the Company, the “Hale RSU Agreements”) and 9,285 shares of Common Stock reserved for issuance under the Restricted Stock Unit Grant Notice / Agreement with Ivor Royston, dated as of November 8, 2010, as amended on February 15, 2012 (as assumed by the Company, the “Royston RSU Agreement”). We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to hereinabove.

Based on the foregoing, it is our opinion that the 1,419,137 shares of the Company’s Common Stock, when issued against full payment therefor in accordance with the respective terms and conditions of the 2013 Plan and of any awards thereunder, of the 2007 Plan and of any awards thereunder, of the Hale RSU Agreements and of the Royston RSU Agreement, as the case may be, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth, P.C.

STRADLING YOCCA CARLSON & RAUTH, P.C.